Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, June 18, 2013 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.078498 per unit, payable on July 15, 2013, to unit holders of record on June 28, 2013.

This month’s distribution decreased from the previous month due to an increase of the capital expenditures compared to the previous month. Additionally, payment of annual reporting costs reduced the distribution by approximately $.01 per unit. However, this was offset by increased oil and gas production and higher oil and gas prices. Gas production to the trust continues to be affected by prior period adjustments being processed, however the production of the underlying properties is relatively flat month to month. Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 40,280 bbls and 77,385 Mcf. The average price for oil was $88.98 per bbl and for gas was $5.21 per Mcf. This would primarily reflect production for the month of April for oil and the month of March for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	94,197	270,130	40,280	*	77,385	*	$88.98	$5.21	**
Prior Month	93,451	259,426	39,877	*	100,015	*	$85.44	$2.95	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately three 2013 workover wells were completed in the month of April. The remaining two horizontal wells were completed in April 2013. The 2012 waterflood project was also completed in April 2013. Capital expenditures were approximately $2,456,199. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

The results of 2012 capital expenditure program on the Waddell Ranch Properties, along with the proposed 2013 budget, is discussed more thoroughly in the Trust’s 10-K filing, filed on March 1, and in the Annual Report that is now available on the trust website.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim are currently being processed through the monthly distribution. As of March 2013, there has been minimal effect on the distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085